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                SSECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                           SCHEDULE 13G

             Under the Securities Exchange Act of 1934
                         (Amendment No. )

                     CLARUS CORPORATION
              FORMERLY: SQL FINANCIALS INTERNATIONAL INC.
                         (Name of Issuer)

                     Common StockCommon Stock
                  (Title of Class of Securities)

                             784638108
                          (CUSIP Number)



Check the following box if a fee is being paid with this statement.






                 (Continued on following pages(s))



CUSIP NO.  784638108
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    NationsBank Corporation
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    North Carolina Corporation
               5 SOLE VOTING POWER

                393001
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     0
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     925201
               8 SHARED DISPOSITIVE POWER

                0
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    925201
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.17
 12  TYPE OF REPORTING PERSON *

    HC
               *SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.  784638108
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    NationsBanc Montgomery Securities LLC
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Corporation
               5 SOLE VOTING POWER

                393001
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     0
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     925201
               8 SHARED DISPOSITIVE POWER

                0
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    925201
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.17
 12  TYPE OF REPORTING PERSON *

    IA
                       CUSIP NO.  784638108
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    MS Spitfire LLC
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
               5 SOLE VOTING POWER

                312,501
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     0
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     312,501
               8 SHARED DISPOSITIVE POWER

                0
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    312,501
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.43%
 12  TYPE OF REPORTING PERSON *

    CO
                       CUSIP NO.  784638108
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Spitfire Capital Partners LP
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
               5 SOLE VOTING POWER

                312,501
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     0
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     312,501
               8 SHARED DISPOSITIVE POWER

                0
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    312,501
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.43%
 12  TYPE OF REPORTING PERSON *

    PN
                           SCHEDULE 13G


Item 1(a) Name of Issuer:

     SQL Financials International Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

     3950 Johns Creek Ct., Ste. 100
     Suwanee, Georgia 30024

Item 2(a) Name of Person(s) Filing:

     (a)  NationsBank Corporation
     (b)  NationsBanc Montgomery Securities LLC
     (c)  MS Spitfire LLC
     (d)  Spitfire Capital Partners LP

Item 2(b) Address of Principal Business Office or, if none,
Residence:

     (a) 101 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
     (b)  600 Montgomery Street, San Francisco, California  94111
     (c)  600 Montgomery Street, San Francisco, California  94111
     (d)  600 Montgomery Street, San Francisco, California  94111

Item 2(c) Citizenship:

     (a)  North Carolina corporation
     (b)  Delaware corporation
     (c)  California corporation
     (d)  California partnership

Item 2(d) Title of Class of Securities:

     Common Stock

Item 2(e) CUSIP Number:

     784638108

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) Broker or Dealer registered under Section 15 of the Act

     (b)      Bank as defined in Section 3(a)(6) of the Act

     (c)      Insurance Company as defined in Section
             3(a)(19) of the Act

     (d) Investment Company registered under Section 8 of the Investment
             Company Act

     (e)    X Investment Advisor registered under Section
             203 of the
             Investment Advisors Act of 1940

     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
             1974 or Endowment Fund; see Sub-section 240.13d-
             1(b)(1)(ii)(F)

     (g) X Parent Holding Company in accordance with Sub-section
             240.13d-1(b)(ii)(G) (Note:  See Item 7)

     (h)    X Group, in accordance with Sub-section 240.13d-
             1(b)(1)(ii)(H)

     The following entities are holding companies:
          NationsBank Corporation
     The following entities are banks:
     The following entities are registered investment advisors:
          NationsBanc Montgomery Securities LLC

Item 4    Ownership:

     With respect to the beneficial ownership of the reporting entity as of 8/31/98, see Items 5 through 11, inclusive, of the respective cover pages of this Schedule 13G applicable to such entity which are incorporated herein by reference.

Item 5    Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

Item 6    Ownership of More Than Five Percent on Behalf of Another
Person:

     To the extent that the reported shares are held in various fiduciary accounts, dividends and the proceeds of such shares are payable to other persons, including such accounts, the beneficiaries or settlors thereof or a combination of such persons. In certain instances, other persons (including beneficiaries and settlors) may be deemed to have the power to direct receipt of dividends or the proceeds of the sale of shares reported herein. To the best of the undersigned's knowledge and belief, no one other person has such an economic interest relating to more than 5% of the class of reported shares.

Item 7    Identification and Classification of the Subsidiary
Which Acquired
          the Security Being Reported on By the Parent Holding
          Company:

     Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, NationsBank Corporation is filing this
     Schedule 13G as a parent holding company of the following:
     a. NationsBanc Montgomery Securities LLC, a registered investment advisor under the Investment Advisors Act of 1940.
     b. MS Spitfire LLC a limited liability corporation a wholly owned subsidiary of NB Montgomery Securities LLC.
     c. Spitfire Capital Partners LP is a limited partnership a wholly owned subsidiary of MS Spitfire LLC.

Item 8    Identification and Classification of Members of the
Group:

     Except for the relationships referred to in Item 7 hereof, the reporting entities do not affirm the existence of a group. This Form is filed on behalf of each of the entities listed in Item 2(a) hereof.

Item 9    Notice of Dissolution of Group:

     Not Applicable

Item 10   Certification:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of nor with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                              Signature


     After reasonable inquiry and to the best of my knowledge and
belief, I certify that the    information set forth in this
statement is true, complete and correct.


                              NATIONSBANK CORPORATION

                              NATIONSBANC MONTGOMERY SECURITIES
                                   LLC

                              MS SPITFIRE LLC

                              SPITFIRE CAPITAL PARTNERS LP



     Dat  September 10,    By:
     e:       1998
                              Name:  Satish Pattegar
                              Title:    Senior Vice President
SQLFINAN.DOC  MJC